Exhibit 4.3

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), is made as of February 7, 2022, by and among LexaGene Holdings Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (the “Company”), and Meridian LGH Holdings, LLC, a limited liability company formed under the Texas Business Organizations Code (the “Investor”).

Recitals

WHEREAS, the Company and the Investor are parties to that certain Securities Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investor to invest funds in the Company pursuant to the Purchase Agreement, the Investor and the Company hereby agree that this Agreement shall govern the rights of the Investor to cause the Company to register Common Shares (as defined below) issuable to the Investor, to register the Common Shares of the Investor and its assignees for public trading pursuant to the Securities Act (as defined below), to participate in future equity offerings by the Company, to receive certain information from the Company and shall govern certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1            “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2            “Articles” means the Articles of the Company adopted by shareholders of the Company on December 16, 2021 pursuant to the Business Corporation Act (British Columbia) and the Notice of Articles of the Company filed with the British Columbia Registry.

1.3            “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts and Vancouver, British Columbia are authorized or required by Law to be closed for business.

1.4            “Common Shares” means, collectively, (i) the Company’s common shares, no par value per share, (ii) any other class of common shares of the Company authorized by the Company Directors, (iii) any capital shares of the Company issued or issuable with respect to the securities referred to in clauses (i) or (ii) above whether by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, amalgamation or other reorganization (including any other share capital subsequently issued or issuable with respect to such share capital in connection with a similar transaction in the future), or (iv) any Common Shares issued or issuable upon exercise or exchange of Derivative Securities.

1.5            “Company Directors” means those directors appointed by the directors or shareholders, as the case may be, in accordance with Section 13.1, 13.2 or 14.1 of the Articles.

1.6            “Competent Court” means the United States District Court for the Northern District of Texas (Dallas Division) or a District Court of the State of Texas located in Dallas County, Texas, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding.

1.7            “Damages” means any loss, damage, claim, liability or action (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state securities law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments thereof or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8            “Deemed Liquidation Event” means each of the following events: (a) a merger or amalgamation in which the Company is a constituent party or a Subsidiary of the Company is a constituent party and the Company issues share capital pursuant to such merger or amalgamation, except any such merger or amalgamation involving the Company or a Subsidiary in which the share capital of the Company outstanding immediately prior to such merger or amalgamation continues to represent, or is converted into or exchanged for share capital that represents, immediately following such merger or amalgamation, at least a majority of the share capital of (1) the surviving or resulting company; or (2) if the surviving or resulting company is a wholly-owned Subsidiary of another company immediately following such merger or amalgamation, the parent company of such surviving or resulting company; or (b)(1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole (including, without limitation, MiQLab technology, intellectual property and know-how), or (2) the sale or disposition (whether by merger, amalgamation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

1.9            “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly) Common Shares, including, but not limited to, notes, preferred share capital, options and warrants.

1.10            “DPA” means Section 721 of the Defense Production Act of 1950 as amended by the Foreign Investment and National Security Act of 2007, as further amended, including all implementing regulations thereof.

1.11            “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

1.12            “Excluded Issuance” means an issuance or sale of any Common Shares or Derivative Securities issued or sold by the Company in connection with: (a) a grant to any existing or prospective Company Directors, officers or other employees, consultants or service providers of the Company or any Subsidiary pursuant to the Stock Option Plan or similar equity-based plans or other compensation agreement; (b) the conversion or exchange of any Derivative Securities of the Company into Common Shares, or the exercise of any warrants, options or other rights to acquire Common Shares; (c) any acquisition by the Company or any Subsidiary of any equity interests, assets, properties or business of any Person; (d) any merger, amalgamation or other business combination involving the Company or any Subsidiary; or (e) a joint venture, strategic alliance or other commercial relationship with any Person (including Persons that are customers, suppliers and strategic partners of the Company or any Company Subsidiary) relating to the operation of the Company’s or any Subsidiary’s business and not for the primary purpose of raising equity capital.

1.13            “Fair Market Value” of any non-cash asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Company Directors based on such factors as the Company Directors, in the exercise of its reasonable business judgment, considers relevant.

1.14            “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 promulgated by the SEC under the authority granted by the Securities Act.

1.15            “Holder” means any holder of Registrable Securities who is a party to this Agreement, including the Investor.

1.16            “IPO” means the Company’s first underwritten public offering of its Common Shares under the rules and regulations promulgated by the SEC under the Securities Act.

1.17            “Key Employee” means any executive-level employee as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company IP (as defined in the Purchase Agreement).

1.18            “New Securities” means any authorized but unissued Common Shares and/or Derivative Securities.

1.19            “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.20            “Pro Rata Portion” means, for any Holder as of any particular time, a fraction determined by dividing (a) the number of Common Shares owned by such Holder immediately prior to such time by (b) the aggregate number of Common Shares of the Company issued and outstanding and held by all shareholders of the Company immediately prior to such time.

1.21            “Public Record” means information which has been publicly filed on the Company’s profile on System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com by the Company under Applicable Securities Laws (as defined in the Purchase Agreement).

1.22            “Registrable Securities” means any Common Shares acquired by, issued or issuable to, or otherwise owned by any Holder. For purposes of this Agreement, a Holder will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. Such securities will cease to be Registrable Securities on the earlier to occur of (i) the sale of such securities pursuant to SEC Rule 144 or any offering of Common Shares registered under the Securities Act, or (ii) the date on which all remaining Registrable Securities may be sold immediately to the public, without volume limitations, pursuant to SEC Rule 144(b)(i).

1.23            “Restricted Securities” means the securities of the Company required to be notated with the legend referred to in Section 2.11(b) hereof.

1.24            “SEC” means the U.S. Securities and Exchange Commission.

1.25            “SEC Rule 144” means Rule 144 promulgated by the SEC pursuant to authority granted by the Securities Act.

1.26            “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

1.27            “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel (as defined in Section 2.5) borne and paid by the Company as provided in Section 2.5.

1.28            “Subsidiary” means any Person in which the Company, directly or indirectly, owns or Controls sufficient capital stock, equity or a similar interest such that it is consolidated with the Company in the financial statements of the Company.

1.29            “U.S.” means the United States of America, it territories and possessions, any State of the United States of America and the District of Columbia.

1.24            “Warrant” means the warrant issued to the Investor pursuant to the terms of the Purchase Agreement.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1            Demand Registration.

(a)            Requests for Registration. Subject to the terms and conditions of this Section 2, the Holders of at least a majority of the Registrable Securities may request registration, whether underwritten or otherwise, under the Securities Act of all or part of their Registrable Securities on Form S-1 or any similar long-form registration statement (“Long-Form Registrations”) or on Form S-2 or S-3 or any similar short-form registration statement (“Short-Form Registrations”), if available, at any time after January 1, 2023. Each request for a Long-Form Registration or Short-Form Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering. Within twenty (20) days after receipt of any such request for a Long-Form Registration or Short-Form Registration, the Company shall give written notice (“Registration Notice”) of such requested registration to all Holders and shall include (subject to the provisions of this Agreement including clause (d) below) in such registration (and in all related registrations or qualifications under applicable state securities laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the receipt of such Registration Notice. All registrations requested pursuant to this Section 2(a) are referred to herein as “Demand Registrations”.

(b)            Long-Form Registrations. The Holders of at least a majority of the Registrable Securities will be entitled to request two (2) Long-Form Registrations in which the Company shall pay all Registration Expenses.

(c)            Short-Form Registrations. The Holders of at least a majority of the Registrable Securities will be entitled to request an unlimited number of Short-Form Registrations in which the Company shall pay all Registration Expenses. All Demand Registrations, including any made under clause (b) above, shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form registration (including without limitation Form S-2 or Form S-3). After the Company has become subject to the reporting requirements of the Exchange Act, the Company shall use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Securities.

(d)            Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities which are not Registrable Securities (other than securities owned by the Company which the Company proposes to register) without the prior written consent of the holders of at least a majority of the Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, the Company shall include in such registration, (i) first, the number of Registrable Securities requested to be included in such registration pro rata, if necessary, among the Holders based on the number of shares of Registrable Securities owned by each such holder at such time, and (ii) second, any other securities of the Company requested to be included in such registration pro rata, if necessary, on the basis of the number of shares of such other securities to be included in the offering.

(e)            Restrictions on Demand Registrations. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Demand Registration (i) within six (6) months after the effective date of a previous Demand Registration, (ii) that would cause there to be more than two (2) registration statements on any form other than Form S-3 to be effective, or (iii) if the Company shall furnish to the holders requesting such Demand Registration a certificate signed by the Company’s Chairman of the Board stating that in the good faith judgment of the Company Directors, it would be materially harmful to the economic prospects of the Company for such Demand Registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the initial request for the Demand Registration; provided, that such right to delay a request shall be exercised by the Company not more than once in any 12-month period.

(f)            Selection of Underwriters. If the initiating Holders intend to distribute the Registrable Securities covered by their request for a Demand Registration by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the Registration Notice referred to in Section 2.1(a). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting and the Company shall enter into an underwriting agreement, each in customary form with the underwriter or underwriters. The Company will have the right to select the investment banker(s) and manager(s) to administer the offering, which investment banker(s) and manager(s) will be nationally recognized and reasonably acceptable to the Holders of at least a majority of the Registrable Securities included in such Demand Registration. The Company shall not be required to include any Registrable Securities in such underwritten offering, unless the Holders of at least a majority of the Registrable Securities comply with Section 2.8 hereof.

(g)            Other Registration Rights. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, without the prior written consent of a majority of the Holders.

2.2            Piggyback Registrations.

(a)            Right to Piggyback. Whenever the Company proposes to register any of its Common Shares under the Securities Act other than pursuant to the Company’s IPO (if the applicable underwriters request that only securities owned by the Company be included in such offering), a Demand Registration, and other than pursuant to a registration statement on Form S-8 (employee benefit plans) or S-4 (mergers, acquisitions or exchange offers) or any similar or successor form and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give written notice to all Holders of their intention to effect such a registration at least fifteen (15) days prior to the filing of the registration statement and shall, subject to the provisions of this Agreement including clauses (c) and (d) below, include in such registration (and in all related registrations or qualifications under state securities laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the receipt of the Company’s notice.

(b)            Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, the Company shall include in such registration all securities requested to be included in such registration; provided, that if the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the number of Registrable Securities requested to be included in such registration by the Holders, if necessary, pro rata among the Holders of such Registrable Securities on the basis of the number of shares of such Registrable Securities owned by such Holder at such time, and (iii) third, any other securities of the Company requested to be included in such registration pro rata, if necessary, on the basis of the number of shares of such other securities to be included in the offering.

(c)            Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities (which registration was granted in accordance with Section 2.1(g) above), the Company shall include in such registration all securities requested to be included in such registration; provided, that if the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration the securities and Registrable Securities requested to be included therein pro rata, if necessary, among the holders of such securities and the Holders of Registrable Securities on the basis of the number of securities and Registrable Securities owned by each such holder and each such Holder at such time.

(d)            Selection of Underwriters. If the registration statement under which the Corporation gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders as part of the notice given pursuant to Section 2.2(a). In such event, the right of any such Holder to be included in the Piggyback Registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement, together with the Company and any other security holders participating in that registration, in customary form with the underwriter or underwriters. The Company will have the right to select the investment banker(s) and manager(s) to administer the offering, which investment banker(s) and manager(s) will be nationally recognized and reasonably acceptable to the Holders of at least a majority of the Registrable Securities included in such Piggyback Registration. The Company will not be required to include any Registrable Securities in such underwritten offering unless the Holders of at least a majority of the Registrable Securities comply with Section 2.8 hereof.

(e)            Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 2 or this Section 3, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Forms S-4 or S-8 or any similar or successor forms), whether on its own behalf or at the request of any Holder or Holders of such securities, until a period of at least six (6) months has elapsed from the effective date of such previous registration.

(f)            Obligations of Seller. During such time as any Holder may be engaged in a distribution of securities pursuant to an underwritten Piggyback Registration, such Holder shall distribute any Registrable Securities held by such Holder only under the registration statement and solely in the manner described in the registration statement.

2.3            Holdback Agreements.

(a)            No Holder shall sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (including sales pursuant to SEC Rule 144) (a “Sale Transaction”) of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for any such equity securities, during the seven (7) days prior to and the 180-day period beginning on the effective date of the Company’s initial public offering (the “IPO Holdback Period”), except as part of such IPO, unless the underwriters managing such offering otherwise agree in writing. In connection with all underwritten Demand Registrations and underwritten Piggyback Registrations other than the Company’s IPO, no Holder shall effect any such Sale Transaction during the seven (7) days prior to and the 90-day period beginning on the effective date of such underwritten registration (each a “Following Holdback Period”), except as part of such underwritten registration, unless the underwriters managing such public offering otherwise agree in writing. If (i) the Company issues an earnings release or other material news or a material event relating to the Company and its Subsidiaries occurs, in either case during the last seventeen (17) days of the IPO Holdback Period or any Following Holdback Period (as applicable) or (ii) prior to the expiration of the IPO Holdback Period or any Following Holdback Period (as applicable), the Company announces that it will release earnings results during the 16-day period beginning upon the expiration of such period, then unless waived in writing by a managing or co-managing underwriter, the IPO Holdback Period or any Following Holdback Period (as applicable) will be extended until eighteen (18) days after the earnings release or the occurrence of the material news or event, as the case may be (such period referred to herein as the “Holdback Extension”). The Company may impose stop-transfer instructions with respect to the Common Shares (or other securities) subject to the foregoing restriction until the end of such period, including any period of Holdback Extension.

(b)            The Company (i) shall not effect any public sale or distribution of its Common Shares, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during such period of time as may be determined by the underwriters managing such underwritten registration following the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (not to exceed one hundred eighty (180) days in connection with the Company’s IPO or ninety (90) days in all other cases, except in each case as such period may be extended during the period of any Holdback Extension) (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree in writing, and (ii) shall cause each Holder of at least 5% (on a fully-diluted basis) of its Common Shares, or any securities convertible into or exchangeable or exercisable for Common Shares, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to SEC Rule 144) of any such securities during such period (as extended by any Holdback Extension), except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing the registered public offering otherwise agree in writing.

2.4            Registration Procedures. Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)            in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the SEC a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the Holders of at least a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed), which documents shall be subject to the review and comment of such counsel, and include in any Short Form Registration such additional information reasonably requested by the Holders of at least a majority of the Registrable Securities to be registered under the applicable registration statement, or the underwriters, if any, for marketing purposes, whether or not required by applicable securities laws;

(b)            notify each Holder of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the lesser of (x) one hundred eighty (180) days and (y) such shorter period which will terminate when all Registrable Securities covered by the registration statement have been sold and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)            furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(d)            use its reasonable best efforts to register or qualify such Registrable Securities under such other securities laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder (provided, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process (i.e., service of process which is not limited solely to securities law violations) in any such jurisdiction);

(e)            notify each Holder, (i) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities law or any exemption thereunder has been obtained, (ii) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such Holder, the Company shall promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)            prepare and file promptly with the SEC, and notify such Holders prior to the filing of, such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, when any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, in case any such Holders or any underwriter for any such Holders is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations promulgated thereunder, the Company shall use its reasonable best efforts to prepare promptly upon request of any such Holders or underwriters such amendments or supplements to such registration statement and prospectus as may be necessary in order for such prospectus to comply with the requirements of the Securities Act and such rules and regulations;

(g)            cause all such Registrable Securities to be listed on each securities exchange on which Common Shares issued by the Company are then listed;

(h)            provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(i)            enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders of at least a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, participation in “road shows,” investor presentations and marketing events and effecting a stock split or a combination of shares);

(j)            make available at reasonable times for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement subject to the applicable person(s) executing a nondisclosure agreement in reasonable form and substance if reasonably required by the Company;

(k)            otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earning statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (which will deemed to be satisfied if the Company timely files complete and accurate information of Form 10-Q, 10-K or 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act);

(l)            permit any Holder, which Holder, in the Company’s sole and exclusive judgment, is or might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(m)            use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Shares included in such registration statement for sale in any jurisdiction, and in the event of the issuance of any such stop order or other such order the Company shall advise such Holders of such stop order or other such order promptly after it shall receive notice or obtain knowledge thereof and shall use its reasonable best efforts promptly to obtain the withdrawal of such order;

(n)            use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(o)            obtain a “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters; and

(p)            provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

If any such registration or comparable statement refers to any Holder by name or otherwise as the holder of any securities of the Company and if, in the Company’s sole and exclusive judgment, such Holder is or might be deemed to be a controlling person of the Company, such Holder will have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and presented to the Company in writing, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder shall assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar Federal statute then in force, the deletion of the reference to such Holder; provided, that with respect to this clause (ii) such Holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.

2.5            Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders selected by Holders of at least a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of at least a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided  further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf. Fees and disbursements of legal counsel to any Holder, other than the Selling Holder Counsel, shall be borne solely by the Holder engaging such legal counsel.

2.6            Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.7            Indemnification.

(a)            The Company agrees to indemnify, to the extent permitted by law, each Holder, its partners, members, officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all Damages, and shall reimburse such Holder, partner, member, director, officer or controlling person for any legal or other expenses reasonably incurred by such Holder, partner, member, officer, director or controlling person in connection with the investigation or defense of such loss, claim, damage, liability or expense, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or by such Holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders.

(b)            In connection with any registration statement in which a Holder is participating, each such Holder shall (i) furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall (ii) indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact relating to such Holder and provided by such Holder to the Company or the Company’s agent contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in, or based upon, any information or affidavit so furnished in writing by such Holder; provided, that the obligation to indemnify will be individual, not joint and several, to each Holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement, and (iii) reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) for any legal or other expenses reasonably incurred by such Persons in connection with the investigation or defense of such loss, claim, damage, liability or expense, except insofar as the same are caused by or contained in any information furnished to such Holder by such Persons expressly for use therein. In connection with an underwritten offering in which a Holder is participating, each such holder shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act).

(c)            Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that failure to give such notice shall not affect the right of such Person to indemnification hereunder unless such failure is prejudicial to the indemnifying party’s ability to defend such claim) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)            The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company and each Holder also agree to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the indemnification provided for herein is unavailable for any reason.

(e)            If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party or is otherwise unenforceable with respect to any Damages referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such Damages as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this subsection 2.7(e) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the Damages referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(f)            No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof given by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(g)            Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering in which Holders are selling Registrable Securities conflict with the foregoing provisions, the provisions in the underwriting agreement will control

2.8            Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided, that no Holder shall be required to sell more than the number of Registrable Securities such Holder has requested to include) and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no Holder included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Holder and such Holder’s intended method of distribution. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such Holder’s obligations under Section 2.3 or that are necessary to give further effect thereto.

2.9            SEC Rule 144 Reporting. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit such Holder to sell securities of the Company to the public without registration, the Company shall:

(a)            make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act;

(b)            use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)            so long as any party hereto owns any Registrable Securities, furnish to such Person forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of said SEC Rule 144 (at any time commencing ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.10            Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investor, enter into any agreement with any Holder or prospective Holder of any securities of the Company that would (i) allow such Holder or prospective Holder to include such securities in any registration unless, under the terms of such agreement, such Holder or prospective Holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) allow such Holder or prospective Holder to initiate a demand for registration of any securities held by such Holder or prospective Holder.

2.11          Restrictions on Transfer.

(a)            The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of Common Shares pursuant to an effective registration statement or SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b)            Each certificate, instrument, or book entry representing (i) the Registrable Securities, and (ii) any other securities issued in respect of the securities referenced in clause (i), upon any stock split, stock dividend, recapitalization, merger, amalgamation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.11(c)) be notated with a U.S. restrictive legend in customary form to the effect that the Registrable Securities have not been registered under the Securities Act. The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.11.

(c)            The Holder, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.11. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the time that the Company has become subject to the reporting requirements of the Exchange Act, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 2.11. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend referred to in Section 2.11(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.12         Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)            the closing of a Deemed Liquidation Event in which the consideration received by the Holders in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities, or if the Holders receive registration rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Section 2; or

(b)            such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holders’ shares without limitation, during a three (3)-month period without registration (and without the requirement for the Company to be in compliance with the current public information required under subsection (c)(1) of SEC Rule 144) and such Holder (together with its “affiliates” determined under SEC Rule 144) holds less than one percent (1%) of the outstanding capital stock of the Company.

3.             Information.

3.1            Inspection. The Company shall permit the Investor, at such Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.1 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.2            Confidentiality. Each Holder agrees that such Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.2 by such Holder), (b) is or has been independently developed or conceived by such Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Holder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.2; (iii) to any Affiliate, partner, member, stockholder, or wholly-owned subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.	Participation Right.

4.1            Subject to compliance with applicable securities legislation and, if required, the acceptance of the TSX Venture Exchange, the Company covenants and agrees that the Holder will have the right to participate in any future equity financings (each such financing, an “Equity Financing”) by the Company through the issuance of New Securities for cash, other than Excluded Issuances, to maintain the Holder’s Pro Rata Portion on terms no less favourable than those offered to other investors in the Equity Financing (the “Participation Right”). Notwithstanding the foregoing, in the event the purchase of New Securities by the Holder would result in the Holder, on a fully-diluted basis, holding more than 19.9% of the issued and outstanding Common Shares, the Holder will agree to blocker language on any securities that are convertible or exchangeable for Common Shares to prevent such exercise. The Company shall give the Holder notice in writing (the “Issuance Notice”) of any proposed Equity Financing on or prior to the date on which the Equity Financing is announced, and in any event not less than ten Business Days before the Equity Financing is scheduled to close, together with the form of subscription agreement (if any) for such Equity Financing and any other documentation required to be completed by the Holder as a subscriber to such Equity Financing. In order to exercise the Participation Right, the Holder must return the completed subscription agreement (if required) and related subscription documentation to the Company not less than two Business Days before the scheduled closing date of the Equity Financing specified in the Issuance Notice with subscription funds to be provided to the Company on or prior to the closing date of the Equity Financing (provided that, if the scheduled closing date is extended, the date on which the Holder must deliver its documents and subscription funds shall be extended for the same period), failing which the Participation Right in respect of that Equity Financing shall expire, and the Participation Right shall then continue to apply in respect of any future Equity Financings. After completion of the purchase of all the securities pursuant to the Purchase Agreement, the Participation Right will expire at such time as the Holder, directly or indirectly, holds less than 10% of the outstanding Common Shares, calculated on a non-diluted basis. The Holder agrees that, unless the Equity Financing has been publicly announced, the delivery of an Issuance Notice to the Holder will constitute material non-public information in respect of the Company. The Holder covenants that it will comply with applicable securities legislation in connection with the receipt of such Issuance Notice. The right to participate in an Equity Financing shall not be assignable by the Holder.

5.	Additional Covenants.

5.1            INTENTIONALLY DELETED.

5.2            Employee Agreements. Unless otherwise currently in place according to Company policy, the Company will cause (i) each Person (including any Key Employee) now or hereafter employed by it or by any Subsidiary (or engaged by the Company or any Subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a non-disclosure, proprietary rights assignment and non-solicitation agreement; and (ii) each Key Employee to enter into a non-competition agreement designed with the advice of Company legal counsel. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Company Directors.

5.3            Employee Stock. Unless otherwise approved by the Company Directors, all future grants by the Company with respect to share option awards of the Company’s share capital or restricted share unit awards after the date hereof shall be made in accordance with the terms of the Company’s Omnibus Incentive Plan dated July 25, 2017, as amended. Any amendment to the plan will be made in accordance with its terms and conditions as existed on November 10, 2021.

5.4            Matters Requiring Non-Executive Director Approval. During such time or times as the Holders own, in the aggregate, 10% or more of the Common Shares, the Company hereby covenants and agrees with each of the Holders that it shall not, without the prior approval of the Company Directors (which approval shall include the affirmative vote of a majority of the non-executive Company Directors) and prior written notice of at least ten (10) Business Days to the Investor:

(a)            make, or permit any Subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any Subsidiary, except advances and similar expenditures in the ordinary course of business;

(b)            change the principal business of the Company, enter new lines of business, or exit the current line of business as described in the Public Record;

(c)            sell, assign, license, pledge, or encumber Company IP or Licensed IP (each as defined in the Purchase Agreement), other than licenses granted in the ordinary course of business; or

(d)            merge or amalgamate or convert the Company with or into any other Person.

5.5            CFIUS and Foreign Person Limitations.

(a)            The Company covenants and agrees that it will not provide to any “foreign person” (as defined in the DPA) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company or otherwise allow a “foreign person” to (a) have a voting equity interest in the Company that exceeds nine and nine-tenths percent (9.9%) of the Company’s total voting securities, (b) appointment as a Company Director, (c) observation rights with respect to meetings of the Company Directors, (d) any involvement, other than through the voting of shares, in substantive decision-making of the Company, or (e) the management, operation, manufacture or supply of “covered investment critical infrastructure.” This covenant is not intended to limit the authority of the Company Directors to take any action as it determines, in its reasonable and good faith discretion, to be necessary or advisable to comply with the DPA and/or the laws, rules, regulations, directives, or special measures adopted or implemented by the Committee on Foreign Investment in the United States pursuant to the DPA, which shall include restricting access to facilities, information, and/or materials, including access to facilities, information, and/or materials that the Company may otherwise be required to provide pursuant to Section 3.

(b)            Investor covenants and agrees that it will not provide any “foreign person” access to any confidential information of the Company, including any “material no-public technical information” affiliated with Investor, whether affiliated as a member or otherwise.

5.6            Critical Technology Matters. If to the Company’s knowledge (a) any pre-existing products or services provided by the Company are re-categorized by the U.S. government as a critical technology within the meaning of the DPA, or would reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a critical technology after a re-categorization of selected technologies by the U.S. government, or (b) after execution of the Purchase Agreement, the Company engages in any activity that could reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a critical technology within the meaning of the DPA, the Company shall promptly notify the Investor of (i) such change in the categorization of its products, services, or technology or (ii) its engagement in the design, fabrication, development, testing, production or manufacture of a critical technology.

5.7            Termination of Covenants. The covenants set forth in this Section 5 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Deemed Liquidation Event, whichever event occurs first.

6.	Miscellaneous.

6.1            Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that is an Affiliate of a Holder; provided, however, that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (b) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement or the other Transaction Documents shall be governed by and construed in accordance with the internal Laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Texas.

(b)            Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, as the case may be, whether in contract, tort or otherwise, shall be brought before a Competent Court. Each of the parties hereby irrevocably consents to the jurisdiction of such Competent Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice or other document by registered mail to the address set forth in the books and records of the Company shall be effective service of process for any suit, action or other proceeding brought in such Competent Court.

(c)            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.2(c).

6.3            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4            Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to McMillans LLP, Royal Centre, Suite 1500, 1055 West Georgia Street, PO Box 11117, Vancouver, British Columbia, Canada V6E 4N7, Attn: Barbara Collins, and if notice is given to the Investor, a copy (which copy shall not constitute notice) shall also be given to Munsch Hardt Kopf & Harr, P.C., 500 N. Akard Street, Suite 3800, Dallas, Texas 75201, Attn: Mark Kopidlansky.

6.6            Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.7            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

6.8            Aggregation of Stock; Apportionment. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9            Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

6.10          Dispute Resolution.

(a)            Agreement for Arbitration. This section evidences an agreement among the parties and any third party having a claim under this Agreement (each, a “Dispute Party” and, collectively, the “Dispute Parties”) to resolve any and all disputes, controversies or claims (each a “Dispute”) arising out of this Agreement by binding arbitration in accordance with the expedited arbitration procedures set forth in the Comprehensive Arbitration Rules and Procedures of JAMS (the “Rules”) as in force at the time the arbitration is commenced.

(b)            Scope of Arbitration. Any Dispute, by and among the Dispute Parties, including, without limitation, in contract or tort, based upon, arising out of or relating to this Agreement or any other Transaction Document will be resolved exclusively by binding arbitration under the provisions set forth in this Section 6.10. In addition, all questions regarding the arbitrability of a Dispute, including whether the Dispute Parties have agreed to arbitrate a Dispute, shall be decided by such arbitration. This agreement to arbitrate all Disputes between and among the Dispute Parties applies even if some Person claims that this Agreement is void, voidable or unenforceable for any reason. By agreeing to arbitrate, all Dispute Parties are waiving their right to jury trial and their right to conduct discovery (except as the Rules may permit).

(c)            Arbitration Process. The arbitration shall be conducted by a tribunal of three arbitrators selected by the Dispute Parties involved in the arbitration proceeding within ten (10) days of receipt of a request for arbitration by one of the Dispute Parties or a third party bringing a proceeding against one or more of the Dispute Parties and notification of such request to the Dallas, Texas office of JAMS. Within ten (10) days of receipt of the request, JAMS shall provide to all parties to the arbitration proceeding a list of arbitrators having at least fifteen (15) years of experience dealing with issues related to the medical products industry. Within ten (10) days of receipt of the list of qualified arbitrators from JAMS, each of the Dispute Parties shall deliver to JAMS its list of three acceptable arbitrators, and JAMS shall determine, after consultation with the Dispute Parties, if needed, the members of the tribunal. The place of arbitration shall be Dallas, Texas. Within ten (10) days following the appointment of the arbitration panel, the Dispute Parties shall meet with the arbitration panel to set a schedule for the arbitration. The hearing will be held as soon as possible, but no later than thirty (30) days after the appointment of the arbitrator. The arbitration panel is not empowered to award damages in excess of compensatory damages, and the Dispute Parties irrevocably waive any right to recover punitive, exemplary or similar damages with respect to any Dispute. The Dispute Parties shall cause the arbitration panel’s decision to be in writing and briefly state the findings of fact and conclusions of Law on which the decision is based, and the arbitration panel is to deliver its decision within thirty (30) days of the end of the hearing. The arbitration panel’s decision and award (if any) will be final and binding on the Dispute Parties affected thereby and may be entered and enforced in any Competent Court. By agreeing to arbitration, the Dispute Parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a Competent Court, the arbitration panel will have full authority to grant provisional remedies and to direct the Dispute Parties to request that any Competent Court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Dispute Party to respect the arbitration panel’s orders to that effect. The fees and expenses of the arbitration, experts appointed by the arbitration panel, if any, and the administrative expenses that may be incurred in the course of the arbitration proceeding shall be paid by the Dispute Parties in accordance with the Rules. The final arbitration award shall provide for the obligation of the defeated Dispute Party to reimburse the winning Dispute Party for such fees and expenses, as well as the winning Dispute Party’s reasonable costs and expenses of attorneys and experts. The Dispute Parties agree that the arbitration and all documents, evidences, reports, statements, and information submitted, exchanged, or prepared within the course of the arbitration, as well as the arbitration panels ruling and award shall be kept confidential.

6.11          Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12          No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

COMPANY:

LEXAGENE HOLDINGS INC.

By:	/s/ Jack Regan

Name:	Jack Regan

Title:	CEO

MERIDIAN LGH HOLDINGS, LLC

By:	/s/ Curt Boisfontaine

Name:	Curt Boisfontaine

Title:	Manager